SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12)*

                             QUALITY SYSTEMS, INC.
                         ______________________________
                                (Name of Issuer)

                                  COMMON STOCK
                         ______________________________
                         (Title of Class of Securities)

                                  747582 10 4
                         ______________________________
                                 (CUSIP Number)


_
     Check the following box if a fee is being paid with this statement :_:
     (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d.7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 2 Pages

CUSIP No.  747582 10 4                   13G            Page 2 of 2 Pages
                -----------

______________________________________________________________________
     1 : Name of reporting person
       : S.S. or I.R.S. identification no. of above person
       :
       : SHELDON RAZIN
       : ###-##-####

__:___________________________________________________________________
     2 : Check the appropriate box if a member of a group*
       :                                     __
       :                               (a)  :__:
       :                                     __
       :                               (b)  :X :
                                             --
__:___________________________________________________________________
     3 : SEC use only

__:___________________________________________________________________
     4 : Citizenship or place of organization
       :
       : USA

__:___________________________________________________________________
                      : 5  : Sole voting power:  1,520,220
     Number of Shares :____:__________________________________________
     Beneficially     : 6  : Shared voting power:  0
     owned by each    :____:__________________________________________
     reporting        : 7  : Sole dispositive power:  1,520,220
     person with      :____:__________________________________________
                      : 8  : Shared dispositive power:  0

______________________:____:__________________________________________
     9 : Aggregate amount beneficially owned by each reporting person:
       :    1,520,220

______________________________________________________________________
     10: Check box if the aggregate amount in row (9) excludes certain
       : shares*
                   See Exhibit 1
______________________________________________________________________
     11: Percent of class represented by amount in row 9:  24.46%

______________________________________________________________________
     12: Type of reporting person*:  IN

______________________________________________________________________

The following statement has been prepared to accompany the attached
FORM 13G.

Item   1(a)  Name of Issuer:                     Quality Systems, Inc.
Item   1(b)  Address of Issuer's Principal
             Executive offices:                  17822 E. 17th St., #210
                                                 Tustin, CA 92780

Item   2(a)  Name of Person Filing:              Sheldon Razin
Item   2(b)  Address of Principal
             Business Office:                    17822 E. 17th St., #210
                                                 Tustin, CA 92780

Item   2(c)  Citizenship:                        USA
Item   2(d)  Title of Class of Securities:       Common Stock
Item   2(e)  CUSIP Number:                       747582 10 4
Item   3     Rules 13d-l(b) or 13d-2(b):         N/A
Item   4(a)  Amount Beneficially owned:          1,520,220
Item   4(b)  Percent of Class:                   24.46%
Item   4(c)(i)   sole power to vote:             1,520,220
Item   4(c)(ii)  shared power to vote:           0
Item   4(c)(iii) sole power to dispose of:       1,520,220
Item   4(c)(iv)  shared power to dispose of:     0
Item   5     Ownership of Five % or less:        N/A
Item   6     Re Another Person:                  N/A
Item   7     Re Subsidiary:                      N/A
Item   8     Re Members of Group:                See Exhibit 1. Existence
                                                 of a group is disclaimed
Item   9     Re Notice of Dissolution of Group:  N/A
Item   10    Certification:                      N/A

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                 August 9, 1999

Signature:            /s/ Sheldon Razin
                      ______________________
Name/Title:           Sheldon Razin